Exhibit 99.2


                        MARVEL ENTERPRISES INCORPORATED
                       Fiscal 2003 Second Quarter Results

                             Moderator: Allen Lipson
                                 August 12, 2003
                                   9:00 am EDT


Operator:      Ladies and  gentlemen,  thank you for standing by. Welcome to the
               Marvel Enterprises Second Quarter conference call. During the presentation all participants will be in a listen-only mode.

               Afterwards we will conduct a question and answer session. At that time if you have a question please press the one followed by the four on your telephone.

               As a reminder, this conference is being recorded Tuesday, August 12, 2003. I would now like to turn the conference over to Mr. Allen Lipson, President and Chief Executive Officer of Marvel Enterprises Incorporated. Please go ahead, sir.

Allen Lipson:  Thank you,  operator.  Welcome to  Marvel's  Fiscal  2003  Second
               Quarter conference call. On the call with me today are Ken West, our CFO, Alan Fine, head of our toy operations and also responsible for overseeing our major toy licensee, and Peter Cuneo, Vice Chairman.

               Since Bill Jemas is unfortunately not able to be with us since he is away on a business trip in China I've asked also to attend Gui Karyo, Executive V.P. of Operations and Joe Quesada, Editor and Chief of Marvel Comics.

               Finally, Avi Arad, CEO of Marvel Studios will not be able to join us today since he is on his way back from Israel after visiting his mother who is extremely ill.

               On today's call we plan to make our comments as concise as possible and allow generous time for Q&A. Before we get to the heart of the call Matt Finick will present a few cautionary comments.

Matt Finick:   Good morning.  Certain  statements  that the company will make on this phone call and webcast are forward-looking statements and involve risks and uncertainties such as statements of the company's plans, goals, objectives, expectations, intentions, and financial guidance.

               Participants on this phone call and webcast are cautioned that while the forward-looking statements reflect the company's good faith beliefs they are not guarantees of future performance and involve known and unknown risks and uncertainties, and the company's actual results could differ materially from those discussed on this phone call.

               Certain of these factors could cause or contribute to such differences are described in today's news announcement and company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K, quarter reports on Form 10-Q, and current reports on Form 8-K.

               Also, today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP can be found in the press release that was issued this morning. Marvel assumes no obligation to publicly update or revise any forward-looking statements. Thank you.

Allen Lipson:  Thanks,  Matt. I would now like to turn the call over to our CFO,
               Ken West, for a review of the quarterly financials, as well as our updated and new financial guidance. Ken?

Ken West:      Thank you, Allen. Good morning. We have improved economic results to discuss, but I'll try to limit my remarks to highlights of the quarter so as to provide some color for the remainder of the year and initial guidance for 2004.

               Consolidated net revenue was up in the second quarter versus the prior year second quarter to $90 million. Revenues increased strongly for both licensing and publishing segments whereas toy sales were down as expected. Consolidated gross profit nearly doubled to $73 million, reflecting a gross profit percentage improvement from 51% to 81% of net sales caused by the influence of high margin licensing income during the quarter and lower toy sales.

               Consolidated SG&A is up over the second quarter of '02 and as a percent of net revenues SG&A has increased from 30% to 35%. Now included in SG&A are accruals for estimated studio royalties of approximately $13 million, representing the estimated studio share of merchandise licensing associated with various movie projects already released.

               Going forward, we are simplifying our economic performance measurement to the GAAP measurement referred to as operating income to replace references to the non-GAAP measure referred to as EBITDA, which is intended to streamline our future reporting. And as you can see on the last page of today's earnings release there is nearly a page of reconciling tables by division simply identifying that the only reconciling difference for Marvel between EBITDA and operating income is depreciation, which amounts to approximately $3.5 million per year.

               Operating income for the second quarter has more then doubled that of the second quarter of '02 from $20 million to approximately $43 million and to repeat for Marvel EBITDA translates to operating income after deducting the company's depreciation charges, which again amount to approximately $3.5 million per year.

               The quarter's results include the initial merchandise licensing effort associated with The Hulk both domestically and abroad and continued license income - associated with toy royalties from strong, classic Hulk toy sales.

               During the second quarter we also recognized our half share of the Spider-Man: The Movie joint venture entities' collected overages, which amounts approximated $2.1 million. Additionally, we experience a record of reported overages during the quarter contributing over $6 million in licensing income above original estimates; a difficult elements to forecast.

               Net income amounted to $32.7 million as compared to net income of $8.4 million last year second quarter. Net income per share on a diluted basis rose from $0.10 to $0.42 for the second quarter on a higher weighted average share count brought about via the conversion of previously outstanding convertible preferred stock, and cash and CDs amounted to approximately $144 million at June 30.

               Now for the full year 2003. Our projection for sales is now estimated in the range of $287 to $293 million, an increase over the previous guidance of $225 to $230 million, whereas operating income is now estimated to reach approximately $132 to $137 million an increase over previously forecast results by over 20% due to the growing popularity of Marvel characters via license activities as exhibited to date by strong retail sales growth.

               Major drivers for our second half results are anticipated to be continued character licensing, including the important toy category for both The Hulk and Spidey properties, and an anticipated increase in Lord of the Ring toy sales preceding the movie release later this year.

               2003 earnings per share is estimated at $1.26 to $1.31, excluding the impact of recording a value associated with unused Federal NOL carry forwards.

               Now for 2004. Sales will reflect a shift from license income associated with licenses Marvel character classic toy sales to sales of Spider-Man: The Movie toys by our own toy division. All and all we forecast consolidated sales to rise to a range of $315 to $345 million, an estimated increase of 10% to 15% over 2003, including anticipated strong sales for Spider-Man Movie toys.

               Operating income is forecasted in the range of $137 to $157 million - a wide range dependent on the timing of various factors identified in today's earnings release, principally the range of potential box-office and DVD success of Spider-Man 2 and related licensing efforts around that movie event and the timing of The Punisher and the Fantastic Four movies and related licensing.

               Despite higher anticipated operating and pre-tax income assuming an effective future income tax rate of 37% for 2004, which compares to 16% in 2003, will result in a decline in forecasted net income to a range of $74 to $87 million and earnings per share of $0.96 to $1.14.

               Our economic model looks strong to support our goals to early retire the company's 12% senior notes when first callable in June 2004 at a call price of 106 requiring approximately $160 million to redeem, plus $9 million for the interest payment associated with the first six months of 2004. Future cash flows will be accumulated to achieve this stated goal and commence paying Federal income taxes sometime in late 2004. Allen?

Allen Lipson:  Thanks, Ken. I really don't have much to add regarding our recent financial performance at this time other then to congratulate each of our divisions for their great achievement.

               I do want to note, however, that fiscal 2003 was front-end loaded as far as licensing and entertainment projects are concerned while next year looks to be more back-end loaded, at least from the point of view of the flow of entertainment projects currently slated.

               As Ken noted on our guidance for 2004 we are very optimistic about our potential to deliver year-over-year gains in revenues and operating income, which solely because of a higher tax rate will translate into slightly lower net income and earnings per share.

               And that brings us to the larger questions of what is Marvel's long-term growth strategy? How do we intend to continue to capitalize on our growing base of strengths? What are our plans for the future?

               As we indicated in today's release, Marvel is currently in the planning phase of what we call chapter two of our strategic evolution. During this planning we will refine and formalize our thinking. Our strategy over the past few years has been focused on managing our businesses, brands, and capital structure in order to bring the company back to health and consumer prominence.

               With these objectives largely complete and the prospect of strong cash flows and a debt free capital structure emerging in 2004 it is appropriate that we revisit our business strategies and goals to best leverage our talent pool, intellectual properties base, brand recognition, and strong capital position.

               Let me reiterate, however, that we have not, nor will, we deviate from our core disciplines of cost control, capital discipline, and mitigating financial risk.

               Before commenting on our operating divisions, I would like to remind everyone that there were three major Marvel films in 2003:
               Daredevil, X-Men 2, and Hulk - each of which captured the number one position in the opening weekend box office results and each of which surpassed the $100 million box office market in the U.S.

               In 2002 we only had Spider-Man, so the number of films are up significantly with the pipeline for 2004 and beyond looking very solid. The three films in 2003 were important in driving the momentum in our licensing division.

               With respect to licensing we have come to recognize that we haven't even begun to scratch the surface on developing a broad range of opportunities to repackage or repurpose our characters to target specific demographic and market niches.

               TV initiatives such as Spider-Man Animation on MTV are attracting a new audience for Marvel. While we must keep some exciting plans under wrap for the time being for competitive reasons, we have already used this concept very successfully in our re-telling of classic Marvel stories in the Ultimate comic series, as well as the creation of the very popular new toy line and licensing program aimed at preschool children called Spider-Man & Friends.

               Spider-Man & Friends repurposes classic model characters to make them more rounded, friendly, and suitable for preschool play. The line has been extremely successful and underscores the brand and the character equity that has been built over our 60 plus years of existence.

               In our publishing group we continue to focus on the following key issues: providing each month a strong and varied base of high quality entertainment worthy of the Marvel brand; expanding distribution into new venues to increase sales and attract new readers; increasing our reader base, including under represented demographics; customer publishing projects extending comic context for targeted audiences such as the one done for the New York Post.

               While we are pleased with our progress in these areas we also recognize there are challenges in the publishing area which needs to be addressed.

               In toys we look to build off the strengths of our design and marketing teams and our success with top selling, role playing toys, such as the Web Blaster and Hulk Hands.

               Toy Biz is a respected brand recognized to innovation and a strong sell though yet it consists of the relatively small team of people. Importantly, toy lines are a very influential category in the field of licensing and strong toy lines can add substantial brand awareness in the market thereby driving momentum and sales for other Marvel branded merchandise. Accordingly, our ability to manage this key license area via Alan Fine and his Toy Biz team, creates a very important strategic advantage for Marvel. Again, we participate in this segment with very little capital risk.

               Now before I turn this call over to your questions I would like to mention that we are not able to comment on the status of our legal proceedings at this time. We are committed to disclosing material developments in each case, but in the interim there is little that we can say other then the timelines tend to be long and the costs have been above average as we have noted in today's news announcement.

               As Marvel's chief asset is our library of intellectual property we are very aggressive in protecting or defending our rights to these assets, as well as enforcing the terms of all of our contracts. We believe that it is our fiduciary duty, as well as good business, and we wish to be known as a fierce defender of our intellectual property rights.

               With that I would like to open the call to your questions. Operator, may we take the first question?

Operator:      Thank you.  Ladies and  gentlemen if you would like to register a question please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request.

               If your question has been answered and you would like to withdraw your registration please press the one followed by the three. If you are using a speakerphone please lift your handset before entering your request.

               One moment please for the first question. Robert Routh from Natexis Bleichroeder please go ahead with your question.

David Brenner: It's actually  David  Brenner  calling from  Bleichroder.  Great quarter. I had a couple quick questions here. With respect to - you addressed this a little bit in your comments. I'm wondering with respect to your net cash position and your free cash flow going into next year would you consider either a dividend or a share buyback to supplement your business model.

               And the second question is the Spider-Man toy sales seem to be going strong still this year. I'm wondering what you expect for the second half of the year and also when you expect to launch toys related to Spider-Man 2.

Allen Lipson:  Well,  with  respect to  dividends  or buyback we would  possibly consider those alternatives at the timie, meaning next year after our goal of retiring the outstanding notes have been accomplished, but you know we'd have to see it at that time, what the competing capital requirements were and whether that was the best use of the available cash, but we would consider it of course. With respect to the toy sales - Alan, why don't you answer that?

Alan Fine:     Good  morning.  We  continue  to see very  solid  demand  in sell through for Spider-Man licensed toys and we will see that through the second half. We have a very strong first half with Spider-Man and we're tracking to about - for the full year about 55% of last year's total sales on Spider-Man. It's very, very solid for an in-between year, between movies.

               We're very pleased with that. We're especially pleased with the retail sell through and the excitement that we have from our customers. Allen.

David Brenner: Great, thanks. And just as far as the licensees for Spider-Man 2, is it safe to assume that there will be more or perhaps many more then there were for the first movie?

Allen Lipson:  There should be more.  Whether  there are going to be many more -
               not necessarily so. The issue is you do want to control and maximize revenue and control the number of licensees out there, and so more does not necessarily equal better.

David Brenner: Okay, great. Thanks very much.

Alan Lipson:   Thanks, David.

Operator:      Our next  question  comes from the line of Gordon  Hodge,  Thomas
               Weisel Partners. Please go ahead, sir.

Gordon Hodge:  Yeah,  good  morning.  A couple  of  questions.  One,  I was just wondering if you could comment on the new Spider-Man animation project on MTV. It sounds like it just got launched. Should we anticipate any deficits there for you and then what the opportunity might be down the road in television?

               And then also, does your guidance for next year incorporate any Fantastic Four advances or any video game sales? Thanks.

Allen Lipson:  Sure.  With  respect  to  Spider-Man,  that is a program  that is licensed. We do not contribute anything to that, so there's no deficit financing from our point of view. It is a true licensing agreement coming within the Spider-Man Movie agreement.

               The reception has been extremely positive and in fact they've been running double runs putting back to back because it's been so good. What it does attract is it's a new type of audience for us because of the fact that it's on MTV and it's a demographics that is very attractive to us.

               With respect to additional TV we are looking at additional TV projects. We have a - I think as we put in the announcement, a Blade animation for TV that's in the works and there are a couple of other live action TV programs in the works for us.

Ken West:      Now as far as our 2004  guidance is there a very  minimal  amount associated with advances for - or options  payments for Fantastic
               Four. Hopefully that addresses that accurately.

Gordon Hodge:  Great, thanks.

Allen Lipson:  Sure.

Ken West:      Thanks, Gordon.

Operator:      Our next  question  comes  from the line of  Arvind  Bhatia  from
               Southwest Securities. Please go ahead with your question.

Arvind Bhatia: Good morning.

Allen Lipson:  Good morning.

Ken West:      Good morning, Arvind.

Arvind Bhatia: A wonderful quarter again. A few questions here. This is going to be hard to quantify, but how do you think about Spider-Man 2 versus Spider-Man 1 as a franchise? For all the different modeling purposes you guys tend to be very conservative, but is there sort of a magnitude or a level that, you know, you could provide items on two - the same as one, or down or up? You know anything on a macro basis that you can provide conceptionaly?

Allen Lipson:  Well,  with respect to Spider-Man 2, as far as how well the movie is going to do, in our modeling obviously we do - we are fairly conservative and so therefore we would not look at Spider-Man 2 doing as well as Spider-Man 1.

               Although, if you take a look at the history you will see that in sequels Blade 2 did better then Blade 1, and X-Men 2 did better then X-Men 1, which you know could then argue that Spider-Man 2 is going to do better then Spider-Man 1.

               But as I say being fairly conservative we cannot model that way, although we hope and there is a reasonable expectation that it will occur.

Arvind Bhatia: How much down are you modeling?

Allen Lipson:  Excuse me?

Arvind Bhatia: How much are you modeling it to be down?

Allen Lipson:  That we do not - you know that we  wouldn't  - we don't give that kind of information.

Arvind Bhatia: Okay.

Allen Lipson:  But we do not model it to be as high as Spider-Man 1.

Arvind Bhatia: Okay.  As far as  Spider-Man  royalties  in Q3 and Q4,  is  there anything in your models, Ken?

Ken West:      There are small  amounts of the back-end and  ancillary  revenues built into our second half and the remainder, which relate to syndicated and TV shows and other elements of that, and so they are anticipated in '04.

Arvind Bhatia: Okay.  Two other  questions.  One relates to the Artisan issue. A lot of people have talked about it. Are there any comments you guys have regarding your interest in that studio at this point? And then the second question relates to Iron Fist, which was in your schedule last time when you gave guidance and it's not in your guidance at this point. Can you talk about the status of that movie?

Allen Lipson:  Sure.  With  respect to Artisan  let me first say that  obviously we've been following what's occurring because of the fact that we have a relationship with Artisan with respect to our licensing agreement and the upcoming Punisher movie. At the same time I would like to, you know, flatly state that at the present time we're not looking to do any major acquisition - period.

               With respect to Iron Fist it's no longer on the timetable since there were certain hold-ups which prompted us to take it off - we didn't know the release date and things like that and so - here again being conservative, we just took it off the list.

Arvind Bhatia: So you're saying that it's still  possible that it could come out next year?

Allen Lipson:  Next year?  No. I do not  envision it to come out next year,  but they're working on Punisher for next year.

Arvind Bhatia: Right.

Allen Lipson:  And we do know that is their  primary  focus.  Artisan's  primary focus is on that and another film unrelated to us. I think it's called Dirty Dancing: Havana Nights and those are really the only two films they're working on for next year.

Arvind Bhatia: Okay,  you guys  provided - a number which was you said less then
               10% off of the EBITDA for 2003 or expected to come from the movie
               - the three movies that came out this year. That's what you talked about last quarter. What's the sort of number it uses now with the movies now already out and can you talk about a statistic that you model for next year?

Allen Lipson:  Ken?

Ken West:      The participation  built into our '04 guidance for studio is less then 20% of our licensing income and then I'd have to do a quick calculation of what it is in total, but it would be in the range of 14% to 16% of consolidated 2004 guidance.

Arvind Bhatia: That's revenue or are you talking about EBITDA?

Ken West:      That's based on operating income, our new measurement.

Arvind Bhatia: Okay. And this quarter was there any benefit from the Panini deal that you guys signed when you announced that towards the end of last quarter?

Allen Lipson:  No.

Ken West:      No, minimal.

Arvind Bhatia: Okay.  Thanks, guys and congratulations.

Allen Lipson:  Thank you.

Ken West:      Thank you, Arvind.

Operator:      Our next  question  comes from the line of Bill  Lennan with W.R.
               Hambrecht. Please go ahead with your question.

Bill Lennan:   Okay, thanks.  Two questions.  First, could you give us an update on what payments are still outstanding for Spider-Man revenues that you may still recognize or perhaps did recognize in the quarter? And I'm referring mainly to some of the television rights, domestic and international, if you've recognized all that you're going to on that front.

               And then secondly, for next year's guidance could you talk a little bit about what sort of progress next year's guidance implies on the international licensing opportunity? Will you have people on the ground internationally and how much of that opportunity do you think you'll start realizing next year? Thanks.

Allen Lipson:  Sure. With respect to the first - your first question,  we really haven't recognized very much, if anything, from the TV revenues via free pay or any of those ancillary types of revenues as of yet.

               With respect to guidance the next year on international we have taken it up a little. We do expect to have a certain number of people actually on the ground in Europe by next year sometime.

Bill Lennan:   Okay,  does your  guidance then reflect some of the progress that team will actually make or have you kept that all for upside? Is it something that you're counting on or not counting on in the numbers?

Ken West:      We do - as Allen mentioned we have a moderate  anticipated growth in international licensing...

Bill Lennan:   Okay.

Ken West ...for 2004. Although the percentage may be large, the base to which it's being applied - and that is our anticipated results for 2003 international licensing - is not a very large number. So that is our growth opportunity and we've applied a fairly conservative estimate of its opportunities for growth as we just talked about.

Bill Lennan:   Thank you.

Operator:      Our next  question  comes  from the  line of  Peter  Mirsky  with
               Oppenheimer & Company. Please go ahead, sir.

Peter Mirsky:  Thanks  very  much.  This  is  Peter  Mirsky.  Just a  couple  of questions. First, in your `04 guidance you talked a lot about timing. Can you mention - can you give us an update on status of the Fantastic Four and perhaps The Punisher?

               And also I assume there's a performance function of all the films and merchandise that will come out. You mentioned the Spider-Man film. Can you give any kind of - any discussion on your assumptions for performance for merchandise for Spider-Man or anything for Fantastic Four?

Allen Lipson:  We don't  give  specifics  with  respect to any movie in terms of guidance. We don't break it down that way. With respect to the Fantastic Four and The Punisher, Fantastic Four - The Punisher is of course Green-lit and as a matter of fact Principal Photography should be starting fairly shortly.

               Fantastic Four is more up in the air, although Fox right now has said they want it in December of next year. There still is certain - it still has a ways to go in terms of finishing up the script and so on and so forth before Principal Photography can start and that's why it's more of a - it's more of a question as to when its going to come out next year or maybe 2005. But again, Fox has said they want it for December of 2004.

Peter Mirsky:  Okay, if I could just press for one second on the Spider-Man. You mentioned with the film that your assumption would be not as - you're just - for modeling purposes - just not as strong as the first film. Can you make any similar comment on the toys?

Ken West:      We do anticipate that the toys will be at least as strong as that exhibited in 2002 and we're very much looking forward to the introduction of the Spider-Man 2 toy line to be sold by the toy division of Marvel.

Allen Lipson:  And that's  based upon what we've seen from the  marketplace  and the reception that we've gotten from the retailers so far, but I think we would be somewhat remised to think Spider-Man 2: The Movie is going to be, you know, an $850 million box office movie again.

Peter Mirsky:  Right.  Okay, thanks very much.

Operator:      Our next  question  comes  from the line of  Joseph  Garner  with
               Emerald Asset Management. Please go ahead.

Joseph Garner: Good morning.

Allen Lipson:  Good morning.

Ken West:      Good morning.

Joseph Garner: A few  questions for you. The first one, can you tell us if there have been any revenues recognized at this point from the three movies released this year and what would be the time frame under which you would expect those revenues to flow in given that it seems like you have a bit of a tail between when the movies are released and when you actually see the revenues?

Ken West:      There has been some small amount of revenue recognized associated with  The  Hulk  movie  to date  and as far as the  other  movies
               Daredevil also - again, a small element. We're waiting on the backend on really all three movies still in the future.

Joseph Garner: When would you  expect  those to flow and will that  happen  this year or do you think that will fall into the early part of next year? Is that in your `04 guidance?

Ken West:      It's principally in the '04 guidance.

Joseph Garner: Okay.  Can you talk - you know, you talked a little bit about the third quarter guidance. It looks like the fourth quarter would imply just a - you know, slightly better then breakeven type of quarter.

               Can you talk about your thinking toward that and - you know, particularly with maybe toy sales coming in in the holiday time frame it would seem that the profitability might be higher then a little better then breakeven scenario. So if you could talk a little bit about the fourth quarter and your thinking there.

Ken West:      Just  to  reiterate  a  point  that  you  did  make,  that  we do anticipate  that  there  will be a strong  sell-in  in the  third quarter  associated  with the toy line,  so that's built into our
               guidance.   The  fourth  quarter  would  be  a  little  bit  late
               associated with the sell-in for the holiday season.

               In the fourth quarter, although low, built into our model, we believe that as fairly stated there's associated continued licensing activities and the sell through of licensed properties associated with Hulk, Spider-Man, and many other Marvel character activities.

Joseph Garner: Given your comment that you've  exceeded  many of the minimums on several of your licenses out there, is - are you anticipating that in the guidance for the second half of the year? It would seem that once you get past that minimum threshold there could be considerable incremental licensing coming through.

Ken West:      We do have  elements  of  forecasted  overages  in our  third and fourth quarter  projections;  however,  on the basis that we have
               more   then   500   active   licenses   both   domestically   and
               internationally that is, as I mentioned in my remarks, to be one of the most difficult elements to forecast.

               So we believe we have a reasonable estimate associated with those anticipated overages and if sell through continues as strongly as reflected in the second quarter we may see some continued surprises.

Joseph Garner: Okay. On the Spider-Man 2 front can you talk about when you would expect the toy line to be released? Given that, I believe Hulk, the toy line, started to come out early this year.

               And then secondly, given some of the things that have been included in the lawsuit regarding the impact on your licensing activities, how does that factor into your guidance for next year? Are you assuming that - you know, that that would have an adverse impact on what you're able to realize licensing - and just if you could talk about that a little bit to.

Allen Lipson:  With respect to the suit and  realization  of licensing we do not expect it will have any impact whatsoever.

Joseph Garner: Okay.

Allen Lipson:  As we have said before, the suit should have absolutely no impact upon licensing associated with Spider-Man 2 or the production going forward with Spider-Man 2.

Joseph Garner: Okay, and the toy line?

Allen Lipson:  Alan?

Alan Fine:     Yes. The toy line will start to slowly ship in the first  quarter with the build up going into the second quarter, peaking for the movie release, which is of course, in July.

Joseph Garner: Okay,  and then the - since we have Joe  Quesada  on the line can you talk about sort of your - I guess your strategic outlook for the publishing segment? If I remember in last quarter's call Bill Jemas was talking about revamping a lot of the titles. There were a significant number that were dropped and a significant number of new ones started. How are - what kind of results are you seeing from the new lines?

               And then, you know, given the comment earlier about some of the challenges that the publishing segment faces, can you talk about your plans to address some of those challenges?

Joe Quesada:   Good  morning.   Actually  if  we're  going  to  talk  about  the
               performance of certain titles I'd rather have Gui Karyo handle that particular question. He's a little bit more versed in that.

               With respect to what we have planned for the upcoming  publishing schedule in 2004, we do see more growth in our top tier titles and expansion of those top tier titles. And other top tier titles as we make creative commitments with our top creators I think you will be hearing probably relatively quickly down the road within the next month or two.

               We recently announced a brand new Ultimate title, which is again Ultimate being our top selling brand, Ultimate Fantastic Four, which was met with incredibly positive reviews by everyone. More of these announcements will be forthcoming, but again, for competitive purposes we would like to hold onto this information as best as possible.

Gui Karyo:     Yeah,  to  follow  up on Joe's  comment,  as many of you know the
               Ultimates line is our fastest growing line, which is very directly tied to our media properties, and in light of Fantastic
               Four the Ultimate Fantastic Four book is going to be launching early next year, and we're very excited about that.

               But on a more - on a grander scale, following up on Bill Jemas' comments previously, we have gone through a process of rebuilding our title line so that our over arching title count is about I'd say 10% to 15% larger then it was the last time this conference call was held.

               Mostly with the re-launch of titles relating to our top tier characters and in a couple of cases in the re-launch of a few of the characters that we think have long-term brand value to the company that we're trying to build more support for.

               And in addition to that, we are constantly trying to guide our content to hit all of the demographics that our company hits across the board so that, you know, we have colorful titles being launched from everything from the very young to the more mature readers. All of which seem to be doing pretty well, particularly a few launches this August, which are looking very good for us.

Joseph Garner: Now can you  comment on market  share in that  segment?  You have been gaining share. Are you maintaining the share or what do you see going on there?

Gui Karyo:     We are  absolutely  maintaining a lead position in the comic book industry. What we are focusing now on is - as I think the industry is focused in general - is enlarging the audience. And as anyone knows, the past two years have seen more media attention to comic books and comic book properties then it has in the past ten, largely because of our movie properties and we are trying to leverage that. Now it is the question of having good timing.

Joseph Garner: And I'm sorry,  one last question.  There's been a lot of talk on past calls regarding trade paperbacks and expanding the distribution channels on the publishing side. Can you give us an update on what you're seeing there?

Gui Karyo:     Not  specifically.  What I'll say is that we are  leveraging  our relationships with a variety of retailers to enlarge the audience for trade paperbacks. It - there's a large audience out there.
               There is a lot of interest.

               As you know, graphic novels have been growing in bookstores dramatically over the past two years and we believe that there's an even larger audience out there for the product that we are trying to reach. It's a matter of finding the right combination of timing and product.

Joseph Garner: Thank you.

Operator:      Our next question comes from the line of Joe Hovorka with Raymond
               James. Please proceed with your question.

Joe Hovorka:   Thank you. I've got a couple quick questions. First, can you give
               the  licensing   revenue   breakouts   between   toys,   apparel,
               entertainment, and so on? Secondly, can you talk a little bit about the licenses that have been signed for Spider-Man 2, what those minimum guarantees look like versus Spider-Man 1, and whether or not you book any of that revenue up front?

               You mentioned something about back-end revenue on The Hulk movie. I was under the impression that it was capped for all that revenue, including DVD. Can you maybe explain that?

               And then finally, on your Punisher equity participation for 2004 can you talk a little bit about if - let's make some assumption - say, there's $50 million of production and $20 million of marketing expenses. What is a breakeven on a box office number for you? I guess what I'm trying to get at is there any distribution fees on top of production and marketing? Is there any back-end profitability for, you know, someone like John Travolta or any of the other actors? That's it, thanks.

Ken West:      Let me just address  specifically  the breakdown of our licensing activity,  which will be  reflected  in our Form 10-Q to be filed
               later  this  afternoon,   but  just  in  a  summary  you  address
               specifically  toys and its influence in licensing  activities and our licensed  revenues  from toys  aggregated  approximately  $27 million for this second quarter, which compares to about $1 million a year ago second quarter.

               And for the six months ended toys, which is really the major contributor for growth in license income and earnings this year, approximated $43 million compared to again about $2 million for the six months ended last year. Allen, do you want to address The Hulk DVD issues?

Allen Lipson:  The  Hulk,  as we  have  said  before,  was - we had a cap on the revenues related to the movie, which would include DVD sales, as well as box office revenue. There is no cap of any sort with respect to licensing revenue, and therefore it's translated into the additional revenues we've received from the toy sales.

               With respect to Punisher, there - the way it works is we do receive - we do split with Artisan on a 50/50 basis on a true profit in the picture. There is a relatively small distribution fee.

               With respect to back-end participations of somebody else you know, I can't comment on that, but it would not be significant even if there was. But I really can't comment on that point.

Joe Hovorka:   Okay. Spider-Man 2 licensees?

Allen Lipson:  Oh,  Spider-Man  2  licensees.  With  respect to  recognition  of revenue from Spider-Man 2 - you're talking about directly related to the movie?

Joe Hovorka:   Correct, yes.

Allen Lipson:  Any Spider-Man 2 licensees...

Ken West:      The revenue  associated with  Spider-Man 2 merchandise  licensing will be recognized in the second quarter of 2004 so...

Allen Lipson:  Exactly, so none of that has been recognized yet.

Ken West:      Correct.  We are  collecting  some  advances  on deals  that have already been signed, but that revenue will be deferred until next year.

Joe Hovorka:   Okay, and then one final  question.  If I'm reading your guidance right here in regards to, again, The Punisher movie, it sounds as if even in your high-end estimate for guidance for 2004 you're not counting on any profitability from the box office itself.
               You're just looking for backend DVD and so on? Is that correct?

Allen Lipson:  Yes, that is correct.

Joe Hovorka:   Okay, thank you.

Allen Lipson:  You're welcome.

Ken West:      Thank you.

Operator:      Once  again,  ladies  and  gentlemen,  if you do have a  question please press the one followed by the four on your telephone. Our next question comes from the line of Jeff Gates with ECF Value
               Funds. Please go ahead.

Dax Vlassis:   Yeah,  this is actually Dax Vlassis.  I was wondering where would you expect your cash to end in the year?

Ken West:      We're  estimating that cash at the end of the year will be higher then presently, but in the range of approximately $165 to $170 million.

Dax Vlassis:   Okay,  and then the other  question  I had with  respect  to your comment on the ROI projects to increase the long-term value of the company, can you sort of draw a box around, you know, maybe what that can mean as far as, you know, what type of acquisitions you would contemplate or joint ventures - would it be on the licensing side to gain more content? Or if you could just kind of elaborate on what you're thinking and maybe also the minimum hurdle rate for your return on investment project?

Allen Lipson:  Well, I can't - we really can't comment on that now because we're just beginning the process. It's a very - you know, it's a formal process that we're doing - that we're undertaking and a very in-depth process. I can say what we're not going to do - it's much easier to say what we're not going to do.

               We're not going to acquire manufacturing operations. We're not going to open up retail stores. We're not going to acquire, you know, a movie studio with lots of assets. This is what we're not going to do.

               The issue is we're looking at each of our lines of business from toys, to licensing, to publishing in depth and to determine where can we get the maximum return and - in each one of these divisions and businesses, and where can we invest in the most prudent manner possible. And at this time I think it would be premature to even, you know, speculate other then to say what we're not going to do.

Dax Vlassis:   Have you  contemplated  a minimum  hurdle rate for these types of investments?

Allen Lipson:  At the present  time,  no.  That's  part of this  entire  process because it may be a minimum hurdle rate - it may be one thing, for instance in publishing, but it could be something different in licensing so it would depend. It really depends upon the businesses that we're looking at. It depends upon the operations that we're envisioning on a go-forward basis, so the hurdle rates could be different and it wouldn't be necessarily one hurdle rate.

Dax Vlassis:   Okay, thanks.

Allen Lipson:  Sure.

Operator:      Our next question comes from the line of Gordon Hodge with Thomas
               Weisel Partners. Please go ahead with your question.

Gordon Hodge:  I just had a couple of  follow-ups.  One,  in the toy  number you just mentioned the license revenues. Does that - I assume that includes video game revenue, and then also Daredevil DVD I think is selling pretty well and it sounded like you're not expecting any contribution from that, however, until next year. Is that - did I hear that correctly?

Ken West:      Yes. I'll address those questions in order.  The reference that I gave before on the magnitude of the toy licensing for the first half and this most recent second quarter does not include any of the electronic games. That's included in another category, which you will see in today's filing of the Form 10-Q.

               And specifically our participation in the Daredevil DVD would be we do anticipate that that will be collected and recognized as income most likely in the first quarter of 2004.

Gordon Hodge:  Great, thanks.

Allen Lipson:  Sure.

Operator:      Our next question comes from the line of Arvind Bhatia, Southwest
               Securities. Please go ahead.

Arvind Bhatia: Hi, a couple of  follow-ups  for me as well.  Can you  clarify on
               Spider-Man 2 royalties - Ken, I think you mentioned that you will not be recognizing the advances that you're getting. And from what I understand, typically you do recognize the present value of the minimum guarantees. Is this different from the other licensing deals that you have that evolved from this model that you don't recognize this?

Ken West:      Yes, the principal  difference  between a specific  movie license and general other merchandise licensing from multiple characters is that these licenses contain a deliverable such that - very much like an "earliest on shelf" date precluding the licensee from actually putting the licensed property on the shelves at retail, you know, no sooner then a certain date, so that date has to pass for the culmination of the earnings process to be completed.

Arvind Bhatia: Okay,  I've got it. And then  internationally  can you talk about what the revenue run rate is right now - you know, revenue income run rate as a percentage of your sales and where do you see that 12 months out?

Ken West:      For 2003 the  international  flavor, or the percentage of portion for our total licensing activity is less then 10% of total and we do anticipate that to rise in our '04 guidance slightly.

Arvind Bhatia: Okay, thanks.

Operator:      Mr. Lipson,  I would now like to turn the conference back over to you for any closing comments.

Allen Lipson:  I  want  to  thank  everybody  for  attending  Marvel's  investor conference call and we look forward to hosting this call again after release of our third quarter earnings. Thank you, everybody.

Operator:      Ladies and gentlemen, this does conclude your conference call for today. We thank you for your participation and ask that you please disconnect your line.

                                       END